Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) of our reports dated October 26, 2022 relating to the financial statements and financial highlights of Invesco Premier Portfolio and Invesco Premier U.S. Government Money Portfolio which appear in AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust)’s Annual Report on Form N-CSR for the year ended August 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 14, 2022